AGREEMENT AND PLAN OF MERGER

                                      among

                           Casella Waste Systems, Inc.

                          Rutland Acquisition Sub, Inc.

                                       and

                                    KTI, Inc.


                                January 12, 1999

                                TABLE OF CONTENTS


                                                                                                               Page
ARTICLE I
         THE MERGER...............................................................................................2
         Section 1.01  Effective Time of the Merger...............................................................2
         Section 1.02  Closing....................................................................................2
         Section 1.03  Effects of the Merger......................................................................2
         Section 1.04  Directors and Officers.....................................................................2

ARTICLE II

         CONVERSION OF SECURITIES.................................................................................3
         Section 2.01  Conversion of Capital Stock................................................................3
         Section 2.02  Exchange of Certificates...................................................................4

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF SELLER.................................................................7
         Section 3.01  Organization of Seller.....................................................................7
         Section 3.02  Seller Capital Structure...................................................................8
         Section 3.03  Authority; No Conflict; Required Filings and Consents......................................9
         Section 3.04  SEC Filings; Financial Statements.........................................................10
         Section 3.05  No Undisclosed Liabilities................................................................11
         Section 3.06  Absence of Certain Changes or Events......................................................11
         Section 3.07  Taxes.....................................................................................11
         Section 3.08  Properties................................................................................13
         Section 3.09  Agreements, Contracts and Commitments.....................................................14
         Section 3.10  Litigation................................................................................14
         Section 3.11  Environmental Matters.....................................................................15
         Section 3.12  Employee Benefit Plans....................................................................15
         Section 3.13  Compliance With Laws......................................................................17
         Section 3.14  Accounting and Tax Matters................................................................17
         Section 3.15  Registration Statement; Proxy Statement/Prospectus........................................17
         Section 3.16 Labor Matters..............................................................................18
         Section 3.17  No Existing Discussions...................................................................18
         Section 3.18  Opinion of Financial Advisor..............................................................18
         Section 3.19 Anti-Takeover Laws.........................................................................18


                                     - ii -



ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.........................................................19
         Section 4.01  Organization of Buyer and Sub.............................................................19
         Section 4.02  Buyer Capital Structure...................................................................20
         Section 4.03  Authority; No Conflict; Required Filings and Consents.....................................21
         Section 4.04  SEC Filings; Financial Statements.........................................................22
         Section 4.05  No Undisclosed Liabilities................................................................22
         Section 4.06  Absence of Certain Changes or Events......................................................23
         Section 4.07  Taxes.....................................................................................23
         Section 4.08  Properties................................................................................24
         Section 4.09  Agreements, Contracts and Commitments.....................................................25
         Section 4.10  Litigation................................................................................25
         Section 4.11  Environmental Matters.....................................................................26
         Section 4.12  Employee Benefit Plans....................................................................26
         Section 4.13  Compliance With Laws......................................................................27
         Section 4.14  Accounting and Tax Matters................................................................28
         Section 4.15  Registration Statement; Proxy Statement/Prospectus........................................28
         Section 4.16  Labor Matters.............................................................................28
         Section 4.17  Opinion of Financial Advisor..............................................................29
         Section 4.18  Interim Operations of Sub.................................................................29
         Section 4.19 No Seller Stock............................................................................29

ARTICLE V

         CONDUCT OF BUSINESS.....................................................................................29
         Section 5.01  Covenants of Seller.......................................................................29
         Section 5.02      Covenants of Buyer....................................................................31
         Section 5.03  Cooperation...............................................................................34
         Section 5.04  Confidentiality...........................................................................34
         Section 5.05  Notices of Certain Events.................................................................34

ARTICLE VI

         ADDITIONAL AGREEMENTS...................................................................................34
         Section 6.01  No Solicitation...........................................................................34
         Section 6.02  Proxy Statement/Prospectus; Registration Statement........................................36
         Section 6.03  Nasdaq Quotation..........................................................................36
         Section 6.04  Access to Information.....................................................................36
         Section 6.05  Stockholders Meetings.....................................................................36
         Section 6.06  Legal Conditions to Merger................................................................37
         Section 6.07  Public Disclosure.........................................................................38

                                     - iii -




         Section 6.08  Reorganization............................................................................39
         Section 6.09  Pooling Accounting........................................................................39
         Section 6.10  Affiliate Agreements......................................................................39
         Section 6.11  Nasdaq National Market Listing............................................................39
         Section 6.12  Stock Plans; Warrants.....................................................................39
         Section 6.13  Brokers or Finders........................................................................40
         Section 6.14  Voting Agreements.........................................................................40
         Section 6.15  Headquarters; Officers and Directors......................................................40
         Section 6.16  Comfort Letters from Seller's Accountants.................................................41
         Section 6.17  Comfort Letter from Buyer's Accountants...................................................41
         Section 6.18  Stock Option Agreement....................................................................41
         Section 6.19  Indemnification...........................................................................41
         Section 6.20  Control of Operations. ...................................................................42

ARTICLE VII

         CONDITIONS TO MERGER....................................................................................42
         Section 7.01  Conditions to Each Party's Obligation To Effect the Merger................................42
         Section 7.02  Additional Conditions to Obligations of Buyer and Sub.....................................43
         Section 7.03  Additional Conditions to Obligations of Seller............................................45

ARTICLE VIII

         TERMINATION AND AMENDMENT...............................................................................45
         Section 8.01  Termination...............................................................................46
         Section 8.02  Effect of Termination.....................................................................47
         Section 8.03  Fees and Expenses.........................................................................47
         Section 8.04  Amendment.................................................................................48
         Section 8.05  Extension; Waiver.........................................................................49

ARTICLE IX

         MISCELLANEOUS...........................................................................................49
         Section 9.01  Nonsurvival of Representations, Warranties and Agreements.................................49
         Section 9.02  Notices...................................................................................49
         Section 9.03  Interpretation............................................................................50
         Section 9.04  Counterparts..............................................................................50
         Section 9.05  Entire Agreement; No Third Party Beneficiaries............................................50
         Section 9.06  Governing Law.............................................................................51
         Section 9.07  Jurisdiction..............................................................................51
         Section 9.08  Assignment................................................................................51
         Section 9.09  Severability..............................................................................51








                                     - iv -




Exhibit A         Form of Seller Stock Option Agreement
Exhibit B-1       Form of Seller Voting Agreement
Exhibit B-2       Form of Buyer Voting Agreement
Exhibit C-1       Form of Seller Affiliate Agreement
Exhibit C-2       Form of Buyer Affiliate Agreement
Exhibit D         Form of Employment Agreement


                             TABLES OF DEFINED TERMS


                                                                              Cross Reference
Terms                                                                           in Agreement
-----                                                                         ---------------
Acquisition Proposal......................................................... Section 6.01(a)
Affiliate.................................................................... Section 6.10
Affiliate Agreements......................................................... Section 6.10
Agreement.................................................................... Preamble
Alternative Transaction...................................................... Section 8.03(f)
Antitrust Laws............................................................... Section 6.06(b)
Bankruptcy and Equity Exception.............................................. Section 3.03(a)
Buyer Balance Sheet.......................................................... Section 4.04(b)
Buyer Class B common Stock .................................................. Section 4.02(a)
Buyer Common Stock........................................................... Section 2.01(b)
Buyer Disclosure Schedule.................................................... Article IV
Buyer Employee Plans......................................................... Section 4.12(a)
Buyer Material Adverse Effect................................................ Section 4.01
Buyer Material Contracts..................................................... Section 4.09
Buyer Meeting................................................................ Section 3.15
Buyer Preferred Stock........................................................ Section 4.02(a)
Buyer SEC Reports............................................................ Section 4.04(a)
Buyer Stock Plans............................................................ Section 4.02(a)
Buyer Voting Agreements ..................................................... Preamble
Buyer Voting Proposal........................................................ Section 6.05(b)
Certificates................................................................. Section 2.02(b)
Certificate of Merger ....................................................... Section 1.01
Closing...................................................................... Section 1.02
Closing Date................................................................. Section 1.02


                                     - vi -





Code......................................................................... Preamble
Confidentiality Agreements................................................... Section 5.04
Constituent Corporations..................................................... Section 1.03
Effective Time............................................................... Section 1.01
Environmental Law............................................................ Section 3.11(b)
ERISA........................................................................ Section 3.12(a)
Exchange Act................................................................. Section 3.03(c)
Exchange Agent............................................................... Section 2.02(a)
Exchange Fund................................................................ Section 2.02(a)
Exchange Ratio............................................................... Section 2.01(c)
Governmental Entity.......................................................... Section 3.03(c)
Hazardous Substance.......................................................... Section 3.11(c)
HSR Act...................................................................... Section 3.03(c)
Indemnified Parties.......................................................... Section 6.19(a)
IRS.......................................................................... Section 3.07(b)
Joint Proxy Statement........................................................ Section 3.15
Material Leases ............................................................. Section 3.08(a)
Merger....................................................................... Preamble
NJBCA. ...................................................................... Preamble
Order........................................................................ Section 6.06(b)
Outside Date................................................................. Section 8.01(b)
Owned Real Property ......................................................... Section 3.08(b)
Permitted Acquisitions ...................................................... Sections 5.01(d) and
                                                                              5.02(d)
Registration Statement....................................................... Section 3.15
Rule 145..................................................................... Section 6.10


                                     - vii -




SEC.......................................................................... Section 3.03(c)
Securities Act............................................................... Section 3.04(a)
Seller Balance Sheet ........................................................ Section 3.04(b)
Seller Common Stock ......................................................... Section 2.01
Seller Disclosure Schedule .................................................. Article III
Seller Employee Plans ....................................................... Section 3.12(a)
Seller Material Adverse Effect .............................................. Section 3.01
Seller Material Contracts ................................................... Section 3.09
Seller Meeting .............................................................. Section 3.15
Seller Preferred Stock ...................................................... Section 3.02(a)
Seller SEC Reports .......................................................... Section 3.04(a)
Seller Stock Option ......................................................... Section 6.12(a)
Seller Stock Option Agreement ............................................... Preamble
Seller Stock Plans .......................................................... Section 3.02(a)
Seller Voting Agreements .................................................... Preamble
Seller Voting Proposal ...................................................... Section 6.05(a)
Subsidiary................................................................... Section 3.01
Superior Proposal............................................................ Section 6.01(a)
Surviving Corporation........................................................ Section 1.03(i)
Tax.......................................................................... Section 3.07(a)
Tax Returns ................................................................. Section 3.07(a)
Taxes........................................................................ Section 3.07(a)
Third Party.................................................................. Section 8.03(f)


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 12, 1999, by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Rutland Acquisition Sub, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Buyer ("Sub"), and KTI, Inc., a New Jersey corporation ("Seller").

         WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

         WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement and in accordance with the New Jersey Business Corporation Act (the "NJBCA") through a merger of Sub into Seller, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger");

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Buyer to enter into this Agreement, Seller will execute a Stock Option Agreement in favor of Buyer in the form attached hereto as Exhibit A (the "Seller Stock Option Agreement");

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of each of Buyer and Seller to enter into this Agreement, certain affiliates of each of Buyer and Seller will execute Voting Agreements in the form attached hereto as Exhibits B-1 and B-2, respectively (the "Seller Voting Agreements" and the "Buyer Voting Agreements");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the NJBCA (the "Certificate of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined below) and thereafter delivered to the Treasurer of the State of New Jersey for filing, as soon as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Treasurer of the State of New Jersey (the "Effective Time").

         Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Buyer and Seller (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

         Section 1.03 Effects of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to below as the "Constituent Corporations" and Seller following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Seller shall be amended so that Article Three of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share", and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 14 A: 10-6 of the NJBCA.

         Section 1.04 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Martin Sergi will also be a director and an officer of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the common stock, no par value per share, of Seller ("Seller Common Stock"), or capital stock of Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of Seller Common Stock that are owned by Seller as treasury stock and any shares of Seller Common Stock owned by Buyer, Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Buyer shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Class A Common Stock, $.01 par value per share, of Buyer ("Buyer Common Stock") owned by Seller shall be unaffected by the Merger.

         (c) Exchange Ratio for Seller Common Stock. Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and any shares of Seller Common Stock which are held by shareholders who are dissenting shareholders pursuant to
Section 14 A: 11-3 of the NJBCA), shall be converted into the right to receive .91 shares (the "Exchange Ratio") of Buyer Common Stock. All such shares of
Seller Common Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

         (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

         Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

         (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Seller Common Stock, and (ii) cash in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to
Section 2.02(e).

         (b) Exchange Procedures. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Buyer and Seller may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock as contemplated by this Section 2.02.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

         (d) No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
(c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Seller on such shares of Seller Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

         (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Closing Date.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section 2.02 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

         (g) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Buyer, as the case may be.

         (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer and Sub that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

         Section 3.01 Organization of Seller. Seller and each of its Subsidiaries (as defined below) which is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Seller and its Subsidiaries, taken as a whole (a "Seller Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of Seller, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be a "Seller Material Adverse Effect" on or with respect to Seller and its Subsidiaries, taken as a whole. Each of Seller's Subsidiaries which is a limited partnership or a limited liability company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite statutory power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the failure to be so qualified would have a Seller Material Adverse Effect. Except as set forth in the Seller SEC Reports (as defined in Section 3.04(a)) filed on or prior to the date hereof and except for inactive Subsidiaries, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or member (excluding partnerships and limited liability companies, the general partnership or membership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership or limited liability company liability company or veto rights with respect to decisions made by or on behalf of such partnership or limited liability company), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         Section 3.02  Seller Capital Structure.

         (a) The authorized capital stock of Seller consists of 40,000,000 shares of Common Stock ("Seller Common Stock") and 10,000,000 shares of Preferred Stock, ("Seller Preferred Stock"). As of November 30, 1998, (i) 13,263,960 shares of Seller Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Seller Common Stock were held in the treasury of Seller or by Subsidiaries of Seller, and (iii) no shares of Seller Preferred Stock were issued and outstanding. The Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of November 30, 1998 and the plans under which such options were granted, if applicable (collectively, the "Seller Stock Plans"). No material change in such capitalization has occurred between November 30, 1998 and the date of this Agreement. All shares of Seller Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Common Stock, Seller Preferred Stock, or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock or other equity interests of or in each of Seller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) and other equity interests are owned by Seller or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 3.02 or as reserved for future grants of options and warrants under the Seller Stock Plans, there are no equity securities of any
                                      - 8 -
class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Seller, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Seller or any Subsidiary other than the Seller Voting Agreements.

         (c) No consent of the holders of the Seller Stock Options or Warrants (as defined in Section 6.12) is required in connection with the conversion of the Seller Stock Options or Warrants into options or warrants, as the case may be, to acquire Buyer Common Stock in accordance with Section 6.12.

         Section 3.03  Authority; No Conflict; Required Filings and Consents.

         (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under the NJBCA. Assuming the Buyer's representations and warranties contained in Article IV hereof are true, the vote of Seller's stockholders required to approve this Agreement and the Merger is a majority of the votes cast by the holders of Seller Common Stock on the record date for the Seller Meeting (as defined in Section 3.15), at which a quorum is present. This Agreement and the Seller Stock Option Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

         (b) The execution and delivery of this Agreement and the Seller Stock Option Agreement by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any
                                      - 9 -
provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the New Jersey Treasurer, (iii) the filing of the Joint Proxy Statement (as defined in Section
3.15 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially interfere with the operations of any material facility of Seller or otherwise be reasonably likely to have a Seller Material Adverse Effect.

         Section 3.04  SEC Filings; Financial Statements.

         (a) Seller has filed and made available to Buyer all forms, reports and documents required to be filed by Seller with the SEC since January 1, 1996 other than registration statements on Form S-8 (collectively, the "Seller SEC Reports"). The Seller SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Seller SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Seller and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Seller as of September 30, 1998 is referred to herein as the "Seller Balance Sheet."

         Section 3.05 No Undisclosed Liabilities. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since September 30, 1998 in the ordinary course of business consistent with past practices, Seller and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

         Section 3.06 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Seller and its Subsidiaries, taken as a whole that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller or any of its Subsidiaries having a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets having a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

         Section 3.07  Taxes.

         (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, worker's compensation, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         (b) Seller and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. The unpaid Taxes of the Seller and each of its Subsidiaries for tax periods through the Seller Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Seller Balance Sheet by an amount that would have a Seller Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Seller, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect. Seller and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. There are no liens for Taxes upon the assets of Seller or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

         (c) Seller is not and never has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of certain state laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Seller and its Subsidiaries nor does Seller owe any amount under any such agreement.

         (d) Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Seller or the Subsidiaries are subject to an election under Section 341(f) of the Code.

         (e) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (f) Neither Seller nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

         Section 3.08  Properties.

         (a) Seller has provided to Buyer a true and complete list of all real property leased by Seller or its Subsidiaries pursuant to leases providing for the occupancy of facilities in excess of 10,000 square feet (collectively "Material Lease(s)") and the location of the premises. With respect to each such Material Lease: (i) the lease is legal, valid, binding, enforceable against Seller subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Seller nor, to the Seller's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect.

         (b) Seller has provided to Buyer a true and complete list of all real property that Seller or any of its Subsidiaries owns (the "Owned Real Property"). With respect to each such parcel of Owned Real Property (a) Seller or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; (b) there are no (i) condemnation proceedings pending or, to Seller's knowledge, threatened relating to such parcel or (ii) litigation or administrative actions pending or, to Seller's knowledge, threatened relating to such parcel; (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements located thereon are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land as heretofore used; and such parcel is not subject to any restriction for which any permits or licenses necessary to the use thereof as heretofore used have not been obtained;
(d) there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such parcel; and (e) to Seller's knowledge, each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air conditioning systems; or (iii) to fulfill the requirements of any lease. To Seller's knowledge, no building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

         Section 3.09 Agreements, Contracts and Commitments. Seller has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Seller SEC Reports or any other agreement, contract or commitment, the termination of which would have a Seller Material Adverse Effect ("Seller Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect. Each Seller Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Seller Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. None of the Seller Material Contracts is currently being renegotiated, and Seller has no knowledge that any Seller Material Contract will be the subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

         Section 3.10 Litigation. Except as described in the Seller SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Seller pending or as to which Seller has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

         Section 3.11  Environmental Matters.

         (a) Except as disclosed in the Seller SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect: (i) Seller and its Subsidiaries have complied and are currently in compliance with all applicable Environmental Laws (as defined in Section 3.11(b)); (ii) the properties currently owned or operated by Seller and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.11(c));
(iii) the properties formerly owned or operated by Seller or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Seller or any of its Subsidiaries; (iv) neither Seller nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Seller nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Seller or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Seller nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Seller or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, operation or transfer of any property or facility of Seller pursuant to any Environmental Law.

         (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons, property or the environment.

         (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

         Section 3.12  Employee Benefit Plans.

         (a) Seller has listed in Section 3.12 of the Seller Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, welfare, fringe benefit and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Seller, any Subsidiary, or any entity which is a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Seller, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, of which includes the Seller, or any Subsidiary of Seller (together, the "Seller Employee Plans").

         (b) With respect to each Seller Employee Plan, Seller has made available to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Seller Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan and (iv) the most recent actuarial report or valuation relating to a Seller Employee Plan subject to Title IV of ERISA.

         (c) With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

         (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Seller, which obligations are reasonably likely to have a Seller Material Adverse Effect.

         (e) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other key employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Seller providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (f) There are no pending, or threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity, against or involving any Seller Benefit Plan; any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

         Section 3.13 Compliance With Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. No officer or director of Seller or any of its Subsidiaries or holder of greater than 5% of the outstanding capital stock of Seller would disqualify Buyer from obtaining any permits necessary for the business of Buyer or disqualify Seller or Buyer from bidding on or being awarded any government contract.

         Section 3.14 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

         Section 3.15 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Seller for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Buyer and Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") and in connection with the meeting of Buyer's stockholders (the "Buyer Meeting") to consider the issuance of shares of Buyer Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Seller or Buyer, at the time of the Seller Meeting and the Buyer Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting or the Buyer Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Seller shall promptly inform Buyer.

         Section 3.16 Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Seller or any of its Subsidiaries the subject of any material proceeding asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Seller, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller or any of its Subsidiaries.

         Section 3.17 No Existing Discussions. As of the date hereof, Seller is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

         Section 3.18 Opinion of Financial Advisor. The financial advisors of Seller, Credit Suisse First Boston Corporation and CIBC Oppenheimer Corp., have each delivered to the Board of Directors of Seller an opinion dated the date of this Agreement to the effect that the Exchange Ratio in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

         Section 3.19 Anti-Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Article IV hereto, Seller has taken all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

         Buyer and Sub jointly and severally represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth herein in the disclosure schedule delivered by Buyer and Sub to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

         Section 4.01 Organization of Buyer and Sub. Buyer and Sub and each of Buyer's other Subsidiaries which is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of Buyer, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be an "Buyer Material Adverse Effect" on or with respect to Buyer and its Subsidiaries, taken as a whole. Each of Buyer's Subsidiaries which is a limited partnership or a limited liability company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite statutory power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the failure to be so qualified would have a Buyer's Material Adverse Effect. Except as set forth in the Buyer SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof, neither Buyer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company.

         Section 4.02  Buyer Capital Structure.

         (a) The authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Common Stock, (ii) 1,000,000 shares of Class B Common Stock, $.01 par value ("Buyer Class B Common Stock"), and (iii) 1,000,000 shares of Preferred Stock, $.01 par value (the "Buyer Preferred Stock"). As of November 30, 1998, there were outstanding 13,819,473 shares of Buyer Common Stock, 988,200 shares of Buyer Class B Common Stock, and no shares of Buyer Preferred Stock. The Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of October 31, 1998, and the plans under which such options were granted (collectively, the "Buyer Stock Plans"). There are no shares of Buyer Class B Common Stock reserved for future issuance. Except for the issuance of additional shares of Buyer Common Stock in acquisitions as set forth in the Buyer Disclosure Schedule, no material change in such capitalization has occurred between November 30, 1998 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock, Buyer Class B Common Stock, Buyer Preferred Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Buyer's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Buyer or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Buyer' voting rights, charges or other encumbrances of any nature.

         (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Buyer Stock Plans, there are no equity securities of any class of Buyer or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer.

         Section 4.03  Authority; No Conflict; Required Filings and Consents.

         (a) Each of Buyer and the Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and Sub (including the approval of the Merger by Buyer as the sole stockholder of Sub), subject only to the approval of the Buyer Voting Proposal (as defined in Section 6.05(b)) by Buyer's stockholders. The vote of Buyer's stockholders required to approve the Buyer Voting Proposal is a majority of the total votes cast on the proposal in person or by proxy. This Agreement has been duly executed and delivered by each of Buyer and Sub and constitutes the valid and binding obligation of each of Buyer and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         (b) The execution and delivery of this Agreement by each of Buyer and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to

Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the New Jersey Treasurer, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the approval by the Nasdaq National Market of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not interfere with the operation of any facility of Buyer or otherwise be reasonably likely to have a Buyer Material Adverse Effect.

         Section 4.04  SEC Filings; Financial Statements.

         (a) Buyer has filed and made available to Seller all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 1996 other than registration statements on Form S-8 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buyer as of October 31, 1998 is referred to herein as the "Buyer Balance Sheet."

         Section 4.05 No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since October 31, 1998 in the ordinary course of business consistent with past practices, Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

         Section 4.06 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, since the date of the Buyer Balance Sheet, Buyer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Buyer and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer or any of its Subsidiaries having a Buyer Material Adverse Effect; (iii) any material change by Buyer in its accounting methods, principles or practices to which Seller has not previously consented in writing; (iv) any revaluation by Buyer of any of its assets having a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Seller pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

         Section 4.07  Taxes.

         (a) Buyer and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. The unpaid Taxes of the Buyer and each of its

Subsidiaries for tax periods through the Buyer Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Buyer Balance Sheet by an amount that would have a Buyer Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Buyer, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. There are no liens for Taxes upon the assets of Buyer or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

         (b) Buyer is not and never has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of certain state laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Buyer and its Subsidiaries nor does Buyer owe any amount under any such agreement.

         (c) Neither Buyer nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Buyer or the Subsidiaries are subject to an election under Section 341(f) of the Code.

         (d) Neither Buyer nor any of its Subsidiaries has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (e) Neither Buyer nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

         Section 4.08  Properties.

         (a) Buyer has provided to Seller a true and complete list of all Material Leases of Buyer and its Subsidiaries and the location of the premises. With respect to each Material Lease of Buyer: (i) the lease is legal, valid, binding, enforceable and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable against Buyer subject to the Bankruptcy and Equity exception, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Buyer nor, to the Buyer's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Buyer has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect.

         (b) Buyer has provided to Seller a true and complete list of all Owned Real Property owned by Buyer and its Subsidiaries. With respect to any item of real property owned by Buyer: (a) Buyer or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; (b) there are no (i) condemnation proceedings pending or, to Buyer's knowledge, threatened relating to such parcel or (ii) litigation or administrative actions pending or, to Buyer's knowledge, threatened relating to such parcel; (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements located thereon are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land as heretofore used; and such parcel is not subject to any restriction for which any permits or licenses necessary to use thereof as heretofore used have not been obtained; (d) there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such parcel; and (e) to Buyer's knowledge, each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air conditioning systems; or (iii) to fulfill the requirements of any lease. To Buyer's knowledge, no building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

         Section 4.09 Agreements, Contracts and Commitments. Buyer has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports or any other agreement, contract or commitment the termination of which would have a Buyer Material Adverse Effect ("Buyer Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Each Buyer Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Buyer Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. None of the Buyer Material Contracts is currently being renegotiated, and Buyer has no knowledge that any Buyer Material Contract will be subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

         Section 4.10 Litigation. Except as described in the Buyer SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Buyer pending or as to which Buyer has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

         Section 4.11 Environmental Matters. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect: (i) Buyer and its Subsidiaries have complied and are currently in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Buyer and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Buyer or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Buyer or any of its Subsidiaries; (iv) neither Buyer nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Buyer nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance;
(vi) neither Buyer nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Buyer or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Buyer nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Buyer or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, operation or transfer of any property or facility of Buyer pursuant to any Environmental Law.

         Section 4.12  Employee Benefit Plans.

         (a) Buyer has listed in Section 4.12 of the Buyer Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, welfare, fringe benefit and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Buyer, any Subsidiary of Buyer, or any ERISA Affiliate of Buyer (together, the "Buyer Employee Plans"). With respect to each Buyer Employee Plan, Buyer has made available to Seller, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Buyer Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Buyer Employee Plan and (iv) the most recent actuarial report or valuation relating to a Buyer Employee Plan subject to Title IV of ERISA.

         (b) With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Buyer, there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

         (c) With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Buyer, which obligations are reasonably likely to have a Buyer Material Adverse Effect.

         (d) There are no pending, or threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity, against or involving any Buyer Benefit Plan; any Buyer Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

         (e) Except as disclosed in Buyer SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Buyer nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other key employee of Buyer or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Buyer of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Buyer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (f) At no time has the Buyer or any Subsidiary of Buyer been obligated to contribute to any "multiemployer plan" (as defined in Section 4001 or ERISA).

         Section 4.13 Compliance With Laws. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect. No officer or director of Buyer or any of its Subsidiaries or holder of greater than 5% of the outstanding capital stock of Buyer would disqualify Seller from obtaining any permits necessary for the business of Seller or disqualify Buyer or Seller from bidding on or being awarded any government contract.

         Section 4.14 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

         Section 4.15 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information supplied by Seller for inclusion in the Joint Proxy Statement, as to which Buyer makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Buyer or Seller, at the time of the Buyer Meeting and the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Meeting or the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Buyer shall promptly inform Seller.

         Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Buyer or any of its Subsidiaries the subject of any material proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Buyer, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Buyer or any of its Subsidiaries.

         Section 4.17 Opinion of Financial Advisor. The financial advisor of Buyer, Donaldson, Lufkin & Jenrette Securities Corporation has delivered to Buyer an opinion dated the date of this Agreement, to the effect that the, Exchange Ratio is fair to Buyer and its stockholders from a financial point of view.

         Section 4.18 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.19 No Seller Stock. Neither the Buyer nor any of its affiliates or Subsidiaries directly or indirectly beneficially owns any Seller Common Stock.


                                    ARTICLE V

                               CONDUCT OF BUSINESS

         Section 5.01 Covenants of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Buyer:

         (a) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement;

         (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

         (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees, which options represent in the aggregate the right to acquire no more than 100,000 shares (net of cancellations) of Seller Common Stock, (ii) the issuance of shares of Seller Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement, (iii) the issuance of shares of Seller Common Stock pursuant to the conversion of debt securities outstanding on the date of this Agreement, or (iv) to the sellers of businesses acquired by Seller in Seller Permitted Acquisitions (as defined below);

         (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business) other than (i) acquisitions of businesses in the Seller's existing lines of business, individually having annual revenues of not greater than $10 million, and collectively having revenues not greater than $20 million, or (ii) acquisitions set forth on the list given by Seller to Buyer in writing on or prior to the date hereof (such acquisitions described in clauses (i) or (ii) being referred to as "Seller Permitted Acquisitions");

         (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for sales of inventory in the ordinary course of business;

         (f) (i) Except to the extent required under applicable law or the terms of a collective bargaining agreement, increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Seller and its employees during the Seller's 1998 fiscal year which are consistent in nature and amount with Seller's bonus payments for its prior year or in accordance with contracts in effect on the date hereof (except that any bonus to Martin Sergi shall not be based on a percentage of income or similar arrangement);

         (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

         (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price or payments for non-competition covenants to sellers of acquired businesses in connection with the Seller Permitted Acquisitions; or

         (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

         (j) Except in the ordinary course of business, modify, amend or terminate any Seller Material Contract or waive, release or assign any material rights or claims;

         (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

         (l) Change its methods of accounting as in effect at September 30, 1998;

         (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Seller to Buyer;

         (n) Make any cash disbursement exceeding $1 million for any single item or related series of items except as expressly set forth in the Seller Disclosure Schedule or except as consistent with the capital budget furnished by Seller to Buyer;

         (o) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

         (p) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

         (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

         Section 5.02 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its respective Subsidiaries (except to the extent that Seller shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Buyer shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Seller:

         (a) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement;

         (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

         (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees, which options represent in the aggregate the right to acquire no more than 100,000 shares (net of cancellations) of Buyer Common Stock, (ii) the issuance of shares of Buyer Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement, or (iii) to the sellers of businesses acquired by Buyer in Buyer Permitted Acquisitions (as defined below);

         (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business) other than (i) acquisitions of businesses in the Buyer's existing lines of business, individually having annual revenues of not greater than $10 million, and collectively having revenues not greater than $20 million, or (ii) acquisitions set forth on the list given by Buyer to Seller in writing on or prior to the date hereof (such acquisitions described in clauses (i) or (ii) being referred to as "Buyer Permitted Acquisitions");

         (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for sales of inventory in the ordinary course of business;

         (f) (i) Except to the extent required under applicable law or the terms of a collective bargaining agreement, increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses;

         (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

         (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price or payments for non-competition covenants to sellers of acquired businesses in connection with the Buyer Permitted Acquisitions; or

         (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

         (j) Except in the ordinary course of business, modify, amend or terminate any Buyer Material Contract or waive, release or assign any material rights or claims;

         (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

         (l) Change its methods of accounting as in effect at October 31, 1998;

         (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Buyer to Seller;

         (n) Make any cash disbursement exceeding $1 million for any single item or related series of items, except as expressly set forth in the Buyer Disclosure Schedule or except as consistent with the capital budget furnished by Buyer to Seller;

         (o) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

         (p) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

         (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

         Section 5.03 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

         Section 5.04 Confidentiality. The parties acknowledge that Buyer and Seller have previously executed Confidentiality Agreements dated as of May 13, 1998 and November 19, 1998, respectively (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms, except as expressly modified herein.

         Section 5.05 Notices of Certain Events. Each of Buyer and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Entity in connection with the Merger; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Buyer or Seller or their respective Subsidiaries that relate to the consummation of the Merger.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01  No Solicitation.

         (a) Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any substantial part of the business or properties of the Seller or any capital stock of the Seller, whether by merger, consolidation, business combination, purchase of substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); provided, however, that if the Board of Directors of Seller determines in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, Seller, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable than the transaction contemplated by this Agreement (a "Superior Proposal"), may (x) furnish non-public information with respect to Seller to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and
(y) participate in negotiations regarding such Acquisition Proposal.

         The Board of Directors of Seller shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Superior Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (3) cause Seller to enter into any letter of intent, agreement in principle or other agreement with respect to an Acquisition Proposal unless the Board of Directors of Seller shall have (x) determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, and (y) terminated this Agreement pursuant to the termination provisions.

         Nothing contained in this Section shall prohibit Seller from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act with regard to an Acquisition Proposal.

         (b) Seller shall notify Buyer immediately after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.


         Section 6.02  Proxy Statement/Prospectus; Registration Statement.

         (a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and file with the SEC the Joint Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until the Joint Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

         (b) Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

         Section 6.03 Nasdaq Quotation. Seller agrees to use reasonable efforts to continue the quotation of Seller Common Stock on the Nasdaq National Market during the term of this Agreement.

         Section 6.04 Access to Information. Upon reasonable notice, Seller and Buyer shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Seller and Buyer shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         Section 6.05  Stockholders Meetings.

         (a) The Seller, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Seller may withdraw such recommendation if (but only if) (i) the Board of Directors of Seller has received a Superior Proposal and (ii) such Board of Directors determines in good faith, based upon the advice of outside legal counsel, that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller.

         (b) Buyer, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective, the Buyer Meeting for the purpose of voting to approve the issuance of the shares of Buyer Common Stock to be issued in the Merger (the "Buyer Voting Proposal"). The Board of Directors of Buyer shall (i) recommend approval of the Buyer Voting Proposal and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

         Section 6.06  Legal Conditions to Merger.

         (a) Seller and Buyer shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

         (b) Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer and Seller shall mutually direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, and shall afford each other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Seller, Buyer nor any of their respective Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

         (c) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

         Section 6.07 Public Disclosure. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         Section 6.08 Reorganization. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

         Section 6.09 Pooling Accounting. From and after the date hereof and until the Effective Time, neither Seller nor Buyer, nor any of their respective Subsidiaries, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

         Section 6.10 Affiliate Agreements. Upon the execution of this Agreement, Buyer and Seller will provide each other with a list of those persons who are, in Buyer's or Seller's respective reasonable judgment, "affiliates" of Buyer or Seller, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Buyer or Seller within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Buyer and Seller shall provide each other such information and documents as Seller or Buyer shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller and Buyer have each delivered or caused to be delivered to each other, prior to the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C-1 (in the case of Seller Affiliates) and Exhibit C-2 (in the case of Buyer Affiliates) (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

         Section 6.11 Nasdaq National Market Listing. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the Nasdaq National Market, subject to official notice of issuance, on or prior to the Closing Date.

         Section 6.12  Stock Plans; Warrants.

         (a) Except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger, at the Effective Time, each outstanding option to purchase shares of Seller Common Stock (or "Seller Stock Option") under the Seller Stock Plans, whether vested or unvested, and each warrant to purchase shares of Seller Common Stock ("Warrant") shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Seller Stock Option or Warrant, the same number of shares of Buyer Common Stock as the holder of such Seller Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time, at a price per share of Buyer Common Stock equal to (y) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option or Warrant immediately prior to the Effective Time divided by (z) the Exchange Ratio in accordance with the foregoing.

         (b) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in the Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

         (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Seller Stock Plans assumed in accordance with this Section 6.12. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         Section 6.13 Brokers or Finders. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for Credit Suisse First Boston Corporation and CIBC Oppenheimer Corp., whose fees and expenses will be paid by Seller in accordance with Seller's agreements with such firms (copies of which have been delivered by Seller to Buyer prior to the date of this Agreement), and Donaldson, Lufkin & Jenrette, whose fees and expenses will be paid by Buyer in accordance with Buyer's agreement with such firm (a copy of which has been delivered by Buyer to Seller prior to the date of this Agreement).

         Section 6.14 Voting Agreements. Prior to the execution of this Agreement, each of the individuals and entities listed on Schedule 6.14 shall have executed a voting agreement in the forms attached as Exhibits B-1 and B-2 and such agreement shall be in full force and effect.

         Section 6.15 Headquarters; Officers and Directors. Buyer's headquarters following the Merger shall remain in Rutland, Vermont. Buyer shall take such action so that the officers and directors of Buyer following the Effective Time shall be as listed on Schedule 6.15.

         Section 6.16 Comfort Letters from Seller's Accountants. Seller shall use reasonable efforts to cause to be delivered to Buyer and Seller a letter of Ernst & Young, LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         Section 6.17 Comfort Letter from Buyer's Accountants. Buyer shall use reasonable efforts to cause to be delivered to Seller and Buyer a letter of Arthur Andersen LLP, Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 6.18 Stock Option Agreement. Seller agrees to fully perform its obligations under the Seller Stock Option Agreement.

         Section 6.19  Indemnification.

         (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, trustee, fiduciary, employee or agent of Seller and each Subsidiary of Seller and each such person who served at the request of the Seller or any Seller Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Seller would have been permitted under New Jersey law including, without limitation, the indemnification provisions permitted under Section 14A: 3-5(8) of the NJBCA and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

         (b) For a period of six years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Seller's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Buyer) with coverage in amount and scope at least as favorable to such persons as Seller's existing coverage.

         (c) The provisions of this Section 6.19 are intended to be an addition to the rights otherwise available to the current officers and directors of Seller by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives (it being expressly agreed that each such party shall be a third party beneficiary of this Section 6.19.

         Section 6.20 Control of Operations. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller or its Subsidiaries prior to the Effective Time. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE VII

                              CONDITIONS TO MERGER

         Section 7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Seller Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the votes cast by the holders of Seller Common Stock outstanding on the record date for the Seller Meeting, at which a quorum is present; and the Buyer Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the votes cast by the holders of Buyer Common Stock present or represented at the Buyer Meeting at which a quorum is present.

         (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) Approvals. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or Seller Material Adverse Effect shall have been filed, been obtained or occurred.

         (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (e) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order) or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (f) Pooling Letters. Buyer and Seller shall have received letters from Ernst & Young LLP, and Arthur Andersen LLP, regarding the concurrence of such accountants with Buyer's and Seller's management's conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letters, it being agreed that Buyer and Seller shall each provide reasonable cooperation to Ernst & Young LLP and Arthur Andersen LLP to enable them to issue such letters.

         (g) Nasdaq National Market Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

         Section 7.02 Additional Conditions to Obligations of Buyer and Sub. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Sub:

         (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and
(ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

         (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to such effect.

         (c) Permits and Licenses. All material permits, licenses and other governmental authorizations required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses and authorizations subsequent to the Effective Time shall have been obtained .

         (d) Termination of Seller's 401k Plans. Except as set forth in the last sentence of this paragraph (d), Seller and all its Subsidiaries will have taken all action necessary to terminate any Seller Employee Plan which was ever intended to meet the requirements of Section 401(k) of the Code and which has not been previously terminated (all such Seller Employee Plans, whether or not previously terminated to be referred to as the "401k Plans") and to distribute as soon as administratively possible, the assets of such 401k Plans in accordance with the terms of applicable law and such 401k Plans; provided that no such distribution shall be made prior to (i) obtaining an affirmative ruling from the Internal Revenue Service with respect to each such 401k Plan, in response to a filing on Form 5310, concerning the qualified status of each such 401k Plan at the time of such termination, (ii) filing any required reports and paying any penalties or excise taxes with respect to such 401k Plans, and (iii) correcting any administrative or documentary problem with respect to any 401k Plan in accordance with the provisions of Internal Revenue Service Revenue Procedure 98-22. Notwithstanding the foregoing, (i) no distribution of any plan assets is required to be made which would result in any early distribution penalties, and (ii) the KTI 401(k) Savings and Investment Plan, the Timber Energy Investments 401(k) Plan and the Total Waste Management 401(k) Plan shall not be terminated prior to the Closing Date.

         (e) Dissenting Shareholders. The shares of Seller Common Stock held by dissenting shareholders shall not exceed 10% of the shares of Seller Common Stock issued and outstanding on the Closing Date.

         (f) Sergi Bonus Arrangement. Seller shall have amended any agreement with Martin Sergi to delete a bonus arrangement based on percentage of income or any similar arrangement, which amendment shall be reasonably satisfactory to Buyer.

         (g) Employment Agreements. The officers of Seller who will serve from and after the Effective time as officers of Buyer shall have entered into Employment Agreements with Buyer in the form set forth as Exhibit D at compensation levels comparable to their existing compensation.

         Section 7.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

         (a) Representations and Warranties. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

         (b) Performance of Obligations of Buyer and Sub. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

         (c) Tax Opinion. Seller shall have received the opinion of McDermott Will & Emery, counsel to Seller, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code; provided that if McDermott Will & Emery does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to Seller (it being agreed that Buyer and Seller shall each provide reasonable cooperation to McDermott Will & Emery or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

         (d) Employment Agreements. The executive officers of Buyer shall have entered into Employment Agreements with Buyer in the form set forth as Exhibit D at compensation levels comparable to their existing compensation.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT



         Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or Buyer:

         (a)      by mutual written consent of Buyer and Seller; or

         (b) by either Buyer or Seller if the Merger shall not have been consummated by September 30, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

         (c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

         (d) by either Buyer or Seller, if (x) at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained; or if (y) at the Buyer Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

         (e) by Buyer, if (i) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within 10 business days after its receipt of Buyer' request; (iii) the Board of Directors of Seller shall have recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 8.03(f)); (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; or (v) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

         (f) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party.

         Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.04 and 8.03; provided that any such termination shall not limit liability for any wilful breach of this Agreement and the provisions of Sections 5.04 and 8.03 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

         Section 8.03  Fees and Expenses.

         (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

         (b) Seller shall pay Buyer up to $3,000,000 as reimbursement for expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Buyer pursuant to (i) Section 8.01(d)(x); (ii) Section 8.01(e), (iii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a); or (iv) Section 8.01(f).

         (c) Seller shall pay Buyer a termination fee of $10,000,000 upon the earliest to occur of the following events:

         (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e); or

                  (ii) the termination of this Agreement by Buyer pursuant to
Section 8.01(f) after a willful breach by Seller of this Agreement, provided at the time of such breach, Seller shall have received an Acquisition Proposal; or

                  (iii) the termination of the Agreement by Buyer pursuant to
Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction relating to Seller which shall not have been absolutely and unconditionally withdrawn and abandoned.

         (d) Buyer shall pay Seller up to $3,000,000 as reimbursement for expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Seller pursuant to (i) Section 8.01(d)(y), (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.03(a), or (iii) Section 8.01(f).

         (e) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c) and 8.03(d) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i), (ii) or
(iii), or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

         (f) As used in this Agreement, "Alternative Transaction" means either
(i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a "Third Party"), acquires more than 25% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 25% of the outstanding shares of Seller Common Stock, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value equal to more than 20% of the fair market value of all the assets of Seller immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.19 and
Article IX, and the agreements of the Affiliates delivered pursuant to Section
6.10. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

         Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by Federal Express to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer or Sub, to

                           Casella Waste Systems, Inc.
                           25 Green Hills Lane
                           Rutland, VT  05701
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, MA 02109
                           Attn: Jeffrey A. Stein, Esq.
                           Telecopy: (617) 526-5000

                  (b)      if to Seller, to

                           KTI, Inc.
                           7000 Boulevard East
                           Guttenberg, NJ  07093
                           Attention: Chairman of the Board of Directors

                           with a copy to:

                           McDermott, Will & Emery
                           50 Rockefeller Plaza
                           New York, NY 10020-1605
                           Attn: Brian Hoffmann, Esq.
                           Telecopy:  (212) 547-5444

         Section 9.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 12, 1999.

         Section 9.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.12 and 6.20 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.


         SECTION 9.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

         Section 9.07 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 9.09 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                               CASELLA WASTE SYSTEMS, INC.



                                               By: /s/ John W. Casella
                                                   -----------------------------

                                               Title: Chairman and CEO


                                               RUTLAND ACQUISITION SUB, INC.


                                               By: /s/ John W. Casella
                                                   -----------------------------

                                               Title: President


                                               KTI, INC.



                                               By: /s/ Ross Pirasteh
                                                   -----------------------------

                                               Title: Chairman









                [Signature page to Agreement and Plan of Merger]